                                                                   EXHIBIT 5.1





                    [FULBRIGHT & JAWORSKI L.L.P. LETTERHEAD]




March 7, 2000



ILEX Oncology, Inc.
11550 I.H. 10 West, Suite 100
San Antonio, Texas  78230

Dear Sirs:

         We refer to the Registration Statement on Form S-3 (the "Registration Statement") to be filed on or about March 7, 2000, by ILEX Oncology, Inc. (the "Company") under the Securities Act of 1933, as amended, relating to an aggregate of 3,000,000 shares of Common Stock, $.01 par value ("Common Stock"), to be sold by certain selling stockholders listed in the Registration Statement (the "Selling Stockholders").

         As counsel for the Company, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion the 3,000,000 shares of Common Stock to be sold by the Selling Stockholders have been duly and validly authorized, and, when issued, delivered, sold and paid for in accordance with the terms of the Purchase Agreements between the Company and each selling stockholder, will be legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus contained therein and elsewhere in the Registration Statement and prospectus. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.


                                               Very truly yours,

                                               /s/ Fulbright & Jaworski L.L.P.